EX-10.4

(Exhibit 10.4) Stock Ownership Requirements

Financial Institutions, Inc.
Stock Ownership Requirements
Effective Date: January 1, 2005

Purpose

     Financial Institution Inc.’s (FII) Stock Ownership Requirements align the interests of Executives and Directors (“participants”) with the interests of shareholders and further promotes FII’s commitment to sound corporate governance.

II. Participation

FII’s Stock Ownership Requirements apply to the following positions:

•	Chairman and Chief Executive Officer;

•	Chief Financial Officer

•	Chief of Community Banking

•	Chief Risk Officer

•	Presidents of Subsidiary Organizations

•	Non-employee Directors of Financial Institutions, Inc.

•	Other Company executives as determined by the Management, Development & Compensation (MD&C) Committee of the FII Board of Directors.

III. Determination of Requirements

FII’s Stock Ownership Requirements are determined as a multiple of the Executive’s base salary, and in the case of a non-employee Director, a flat dollar amount, and then converted to a fixed number of shares. Individual requirements are established for each participant as follows:

(1) The executive’s base salary is multiplied by the appropriate multiple:

•	4.0x for Chairman/Chief Executive Officer

•	2.0x for positions in Salary Ranges 20 and above

•	1.0x for other Executives in Salary Ranges below 20, as determined by the MD&C Committee of the FII Board of Directors.

That product is divided by FII’s prior 365-day average closing common stock price as reported by NASDAQ. That amount is then rounded to the nearest 1,000 shares.

(2) Non-Employee Director of FII

•	$50,000

This amount is divided by FII’s prior 365-day average closing common stock price as reported by NASDAQ. That amount is then rounded to the nearest 1,000 shares.

     These requirements have been established using the Executive’s January 1, 2005 base salary and the average FII closing stock price for the period from January 1, 2004 through December 31, 2004, Executives and Directors who become subject to the Stock Ownership Requirements in the future will have their individual requirement established based upon their base salary, or dollar amount in effect for Directors, at the time they become subject to the Requirements and FII’s average closing common stock price for the prior 365-day period. Once established, a participant’s required amount does not change as a result of changes in his or her base salary or fluctuations in FII’s common stock price.

IV. Counting Shares Owned

Stock that counts towards satisfaction of FII’s Stock Ownership Requirements includes:

•	Shares owned outright by the executive or his or her immediate family members residing in the same household;

•	Stock held in FII’s 401(k) Retirement Savings Plan;

•	Shares acquired upon stock option exercises;

•	Shares held in trust. (Due to the complexities of trust accounts, requests to include shares held in trust must be submitted in writing to the Director of Human Resources. The Director of Human Resources will review the request with the Chairman and Chief Executive Officer and the MD&C Committee will make the final decision.)

•	Other types of stock grants that may be issued by FII.

V. Compliance with the Guidelines

Participants are required to achieve their Stock Ownership Requirement within five years, e.g. by December 31, 2010, in the case of participants subject to the requirements at January 1, 2005. If a participant’s Stock Ownership Requirement increases because of a change in title, a five-year period to achieve the incremental requirement begins in January following the year of the title change. Until the requirement is achieved, the participant is required to retain at least 75% of net shares delivered through FII’s Stock Option Program. Net shares refer to those that remain after shares are sold or netted to pay the exercise price of stock options and withholding taxes. Until the requirement is achieved, shares that were acquired by an executive before he or she became subject to the Stock Ownership Requirements may only be disposed of for one or more of the “exclusion” purposes set forth below in this Section V and only upon compliance with the procedures set forth therein.

Once achieved, ownership of the required amount must be maintained for as long as the individual is subject to the Stock Ownership Guidelines.

Transferability of stock options does not exempt the participant from the ownership requirements. The donee will be subject to the same retention requirement until the ownership requirement is achieved.

Certain exclusions apply to the retention requirement. The existence of exclusions does not, however, affect the requirement that the participant must meet his or her Stock Ownership Requirement within the five-year period. The exclusions are:

•	Estate planning;

•	Gifts to charity;

•	Education; and

•	Primary residence.

To be excluded from the retention requirement for any of these purposes, the participant must submit a form that is available from the Human Resources Department. This request must include the reason for the exclusion, current status with respect to the Stock Ownership Requirements and a description of the stock transactions for which the exclusion is being requested. The Director of Human Resources will review the request with members of FII’s Management, Development & Compensation Committee, who will make the final decision. Once the Stock Ownership Requirement is achieved, the retention ratio no longer applies unless the participant’s ownership falls below the requirement, at which point the retention requirement will be reinstated.

Failure to comply with the Stock Ownership Requirements, other than for reasons approved by the MD&C Committee on an exception basis, may result in termination of the participant’s employment or continuation as a Board member.

VI. Reporting

Participants are required to sign an attestation when they are in compliance with their Stock Ownership Requirement. Any participant who has not signed and returned his or her attestation is subject to the retention requirement. In addition, any participant who has satisfied his or her Stock Ownership Requirement must immediately notify the Human Resources Department if at any subsequent time his or her ownership of FII stock falls below the required amount.

VII. Hardship

There may be instances in which the Stock Ownership Requirements would place a severe hardship on the participant or prevent the participant from complying with a court order, such as in the case of a divorce settlement. It is expected that these instances will be rare. In these instances, the participant must submit a request in writing to the Director of Human Resources that summarizes the circumstances and describes the extent to which an exemption from the Stock Ownership Requirements is being requested. The Director of Human Resources will review the request with members of FII’s Management, Development & Compensation Committee who will make the final decision. If the request is granted in whole or in part, the Director of Human Resources will in consultation with the participant develop an alternative stock ownership plan that reflects both the intention of these Executive Stock Ownership Requirements and the participant’s individual circumstances.

VIII. Administration

The Executive Stock Ownership Requirements are administered and interpreted by the Management, Development & Compensation Committee of Financial Institutions, Inc.

Revised 1/17/05

Attachment to Stock Ownership Requirements

Financial Institutions, Inc.

Stock Options Program Effective 1/1/2004

The multiples to be used when granting stock options are:

Salary	Multiple
$350,000-$500,000	1.0-1.2
$250,000-$350,000	.8-1.0
$200,000-$250,000	.65-.8
$150,000-$200,000	.5-.65
$100,000-$150,000	.35-.5
$75,000-$100,000	.2-.35
$50,000-$75,000	.15-.2

Number of options is determined by multiplying the base salary by the multiple and dividing by the stock price on the day the options are awarded.

•	In general, eligible employees are those in salary grades 12 and above who are achieving a required level of performance for the year.